UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                               (Amendment No. 4)*

                           AMERICAN TELECASTING, INC.
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                    030151104
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.         030151104
__________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                            Donald R. DePriest
__________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) /X/

__________________________________________________________________________
3        SEC USE ONLY

__________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            United States of America
_________________________________________________________________________
                                    5       SOLE VOTING POWER
       NUMBER OF                            4,869,942

        SHARES                      _____________________________________
                                    6       SHARED VOTING POWER
     BENEFICIALLY
                                            24,193
       OWNED BY                     _____________________________________
                                    7       SOLE DISPOSITIVE POWER
         EACH
                                            4,869,942
       REPORTING                    _____________________________________
                                    8       SHARED DISPOSITIVE POWER
      PERSON WITH
                                            24,193
__________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            4,894,134
__________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /

                                            N/A
__________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            18.9%
__________________________________________________________________________
12       TYPE OF REPORTING PERSON*
                                            IN
--------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No.         030151104
__________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           Medcom Development Corporation

__________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) /X/

__________________________________________________________________________
3        SEC USE ONLY

__________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            Delaware
__________________________________________________________________________
                                    5       SOLE VOTING POWER
       NUMBER OF
                                            None
        SHARES                      ______________________________________
                                    6       SHARED VOTING POWER
     BENEFICIALLY
                                            None
       OWNED BY                     ______________________________________
                                    7       SOLE DISPOSITIVE POWER
         EACH
                                            None
       REPORTING                    ______________________________________
                                    8       SHARED DISPOSITIVE POWER
      PERSON WITH
                                            None
__________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            None
__________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /

                                            N/A
__________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            0%
__________________________________________________________________________
12       TYPE OF REPORTING PERSON*

                                            CO
-------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                  SCHEDULE 13G

CUSIP No.         030151104
__________________________________________________________________________
1        NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                           MCT Investtors, L.P.

__________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
                                                                        (b) /X/

__________________________________________________________________________
3        SEC USE ONLY

__________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                            Delaware
__________________________________________________________________________
                                    5       SOLE VOTING POWER
       NUMBER OF
                                            None
        SHARES                      ______________________________________
                                    6       SHARED VOTING POWER
     BENEFICIALLY
                                            None
       OWNED BY                     ______________________________________
                                    7       SOLE DISPOSITIVE POWER
         EACH
                                            None
       REPORTING                    ______________________________________
      PERSON WITH
                                            None
__________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            None
__________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    / /

                                            N/A
__________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            0%
__________________________________________________________________________
12       TYPE OF REPORTING PERSON*

                                            PN
-------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)         Name of Issuer:

                  American Telecasting, Inc. ("ATI")

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  5575 Tech Center Drive, Suite 300
                  Colorado Springs, CO  80919

Items 2(a)-(c)    Name, Citizenship and Address of Principal Business
                  Office of Reporting Persons:

                  This Statement on Schedule 13G is being filed on behalf of the following persons:

                  MCT Investors, L.P., a Delaware limited partnership, which has its Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

                  MedCom Development Corporation, a Delaware corporation, which has its Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

                  Donald R. DePriest, a United States citizen, who has his Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

Item 2(d)         Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  030151104

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check the appropriate box:

                  Not Applicable. This statement is being filed pursuant to Rule 13d-1(c).

Item 4.  Ownership:

         (a) Amount beneficially owned by Reporting Persons as of December 31, 1998:

                  As of December 31, 1998, the amount of ATI Class A Common Stock owned by the Reporting Persons was as follows:

                  DePriest - 2,645,236
                  MedCom - 41,058
                  MCT - 2,183,648

         MedCom is the sole general partner of MCT, and DePriest is Chairman of the Board, President and sole stockholder of MedCom. DePriest has sole voting and investment power with respect to the shares owned of record by MCT and MedCom. Accordingly, DePriest may be deemed to be the beneficial owner of 4,869,942 shares of ATI Common Stock as of December 31, 1998 (consisting of 2,645,236 shares owned directly by DePriest, 41,058 shares held of record by MedCom and 2,183,648 shares held of record by MCT). DePriest disclaims beneficial ownership of the shares of ATI common stock held of record by MCT, except to the extent of his pro rata interest in the profits and losses of MCT.

         In addition, DePriest may be deemed to be the beneficial owner of 24,193 shares of ATI common stock owned of record by CD Partners, a general partnership of which DePriest is a partner. DePriest has shared voting and investment power with respect to these shares. CD Partners is limited partner of MCT. DePriest disclaims beneficial ownership of the shares of ATI common stock held of record by CD Partners, except to the extent of his pro rata interest in the profits and losses of CD Partners.

         (b)      Percent of Class

                                            18.9%

         (c) Number of shares as to which the Reporting Persons have:

                  (i)      Sole power to direct the vote:

                           DePriest - 4,869,942
                           MedCom - None
                           MCT - None

                  (ii) Shared power to vote or direct the vote:

                           DePriest - 24,193(1)

                  (iii)Sole power to dispose or direct the disposition of:

                           DePriest - 4,869,942
                           MedCom - None
                           MCT - None

                  (iv)     Shared power to dispose or direct the disposition of:

                           DePriest - 24,193(2)

_______________
(1) Includes all shares owned of record by MCT and CD Partners. See Item 4(a) above.
(2) Represents  24,193   shares  held  of  record  by  CD  Partners,  a  general
    partnership of which DePriest is a partner.

                           DePriest is the Chairman of the Board of Directors, President and sold stockholder of MedCom, which is the sole general partner of MCT. Thus, voting and investment power over the ATI common stock owned of record by MCT and MedCom is ultimately held by DePriest, but is exercised through MedCom and MCT. MCT and MedCom disclaim beneficial ownership with respect to these shares. The filing of this statement shall not be construed as an admission that DePriest is, for purposes of Section 13 of the Securities Exchanged Act of 1934, as amended (the "Act"), the beneficial owner of any securities held of record by MCT, except to the extent of DePriest's pro rata interest in the profits and losses of MCT.

                           DePriest owns a 50% partnership interest in CD Partners and shares voting and investment power over the ATI stock held of record by CD Partners. The filing of this statement shall not be construed as an admission that DePriest is, for purposes of Section 13 of the Act, the beneficial owner of any securities held of record by CD Partners, except to the extent of DePriest's pro rata interest in the profits and losses of CD Partners.

Item 5.  Ownership of Five Percent or Less of a Class:

                                            Not Applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

                                            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                                            Not Applicable

Item 8.  Identification and Classification of Member of the Group:

                                            Not Applicable

Item 9.  Notice of Dissolution of Group:

                                            Not Applicable

Item 10. Certification:

                                            Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 8, 1999


                                                       /s/ Donald R. DePriest
                                                       ------------------------
                                                            Donald R. DePriest

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 8, 1999


                                             MCT INVESTORS, L.P.

                                    By:      MedCom Development Corporation,
                                             General Partner

                                             /s/ Donald R. DePriest
                                          -----------------------------------
                                             Donald R. DePriest

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 8, 1999


                                                 MedCom Development Corporation,


                                                  /s/ Donald R. DePriest
                                                 -------------------------------
                                                 Donald R. DePriest, President